201 N. Harrison St.
Davenport, IA 52801
lee.net

NEWS RELEASE

Lee Enterprises outlines digital strategies, improves cost outlook

DAVENPORT, Iowa (February 19, 2014) - At its annual meeting of stockholders today, Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, will provide a review of its digital news, sales and audience strategies, along with a financial update that includes improved cost guidance.

The presentation is available at lee.net. It includes remarks by Mary Junck, chairman and chief executive officer; Kevin Mowbray, vice president and chief operating officer; and Carl Schmidt, vice president, chief financial officer and treasurer.

“As we recently reported, Lee is off to a solid start in 2014,” Junck said. “We grew digital revenue and audiences at a double-digit pace, continued to reduce expenses, again posted strong cash flow, reduced our debt further and announced a commitment for a favorable refinancing of our second lien debt. Those reasons reinforce our upbeat outlook.”

Strategies include:

•	Expanded local news and information tailored for each digital platform - desktop and tablet web, mobile web, mobile apps, tablet apps, e-editions and niche apps.

•	Expanded mobile advertising capabilities, including geo-targeting, and expanded digital marketing services aimed at small and medium-size businesses.

•	Introduction of full-access subscriptions in 28 markets by September, providing subscribers with a single sign-on to all digital platforms in addition to home delivery of the printed newspaper.

•	Ongoing business transformation initiatives, including the expansion of regional design centers, now serving 25 newspapers.

In providing improved cost guidance, Schmidt said 2014 operating expenses, excluding depreciation and amortization, as well as impairment charges in the prior year, are expected to decrease 1.5-2.5%, a change of about $5 million from the prior estimate. This guidance excludes the impact of a circulation-related expense reclassification that will increase both subscription revenue and expenses, but have no impact on operating cash flow or operating income.

Schmidt also reviewed plans for refinancing Lee’s long-term debt. He said that in addition to completing a previously announced agreement for refinancing Lee’s second lien debt to December 2022, the company is focused on refinancing its first lien debt, which matures in December 2015. He said Lee will seek to refinance its first lien debt over the next few months, using a combination of pre-payable and non-pre-payable facilities, with a goal of extending the company’s non-Pulitzer weighted average maturities beyond seven years.

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 46 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee's newspapers have circulation of 1.2 million daily and 1.6 million Sunday, reaching nearly four million readers in print alone. Lee's websites and mobile and tablet products attracted 25.6 million unique visitors in December 2013. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI;

Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit lee.net.

FORWARD-LOOKING STATEMENTS - The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are that the refinancings described herein will not be consummated, or if consummated, the terms will differ substantially from those described herein, and the possibility that the warrants to be granted in conjunction therewith will not be exercised, our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due. Other risks and uncertainties include the impact and duration of continuing adverse conditions in certain aspects of the economy affecting our business, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this news release. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100